Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Quaint Oak Bancorp, Inc. of our report dated March 27, 2014, relating to our audit of the consolidated financial statements, which is incorporated in the Annual Report on Form 10-K of Quaint Oak Bancorp, Inc. for the year ended December 31, 2013.

Wexford, Pennsylvania
July 9, 2014